Exhibit 99.1

news release

Enbridge Energy Partners increases distribution and reports record earnings for second quarter 2010

HOUSTON, July 23, 2010 -- Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $1.0275 per unit payable August 13, 2010 to unitholders of record on August 5, 2010 (the ex-dividend date will be August 3, 2010). The Partnership’s key financial results for the second quarter of 2010, compared to the same period in 2009, were as follows:

	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions except per unit amounts)	2010	2009	2010	2009
Net income*	$140.0	$117.5	$255.4	$186.1
Net income per unit	1.02	0.88	1.86	1.37
Adjusted EBITDA*	269.7	233.1	501.1	421.3
Adjusted net income	120.1	100.6	222.6	171.4
Adjusted net income per unit	0.85	0.74	1.59	1.24
*	excluding earnings attributable to noncontrolling interest

Adjusted net income reported above eliminates the impact of non-cash, mark-to-market net gains and losses, which arise from changes in the fair value of certain of the Partnership’s derivative instruments that do not qualify for hedge accounting treatment under applicable accounting standards. Also, removed from adjusted earnings is the impact of expired joint tariff operating income recognized during the second quarter that affected the Partnership’s liquids operations (see Non-GAAP Reconciliations section below).

“The Partnership’s record earnings for the second quarter were primarily driven by strong performance in our Liquids segment and the continued benefits of our cost containment measures implemented in 2009. As a result of strong year-to-date results and our confidence in the continued strength of both our Liquids and Natural Gas segments we are increasing our full year earnings guidance to a range between $410 million and $430 million” said Terrance L. McGill, president of the Partnership’s management company and of its general partner.

McGill added: “We are also very pleased to announce a 2.5-cent distribution increase, which is 2.5 percent higher than the prior quarter and follows a 1.3 percent increase implemented last quarter. This distribution increase is supported by solid earnings, incremental cash flows generated from recently completed projects and attractive new business initiatives being developed that will provide further cash flow growth to the Partnership. The distribution increases approved this year positions the Partnership to achieve the 2 percent to 5 percent annual rate of distribution growth that Management has targeted.”

COMPARATIVE EARNINGS STATEMENT

	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions except per unit amounts)	2010	2009	2010	2009
Operating revenue	$1,747.4	$1,299.3	$3,678.6	$2,740.5
Operating expenses:
Cost of natural gas	1,270.4	893.2	2,794.6	1,986.1
Operating and administrative	136.3	132.9	272.3	265.4
Power	36.5	29.8	68.8	63.2
Depreciation and amortization	77.6	66.1	145.5	126.5
Operating income	226.6	177.3	397.4	299.3
Interest expense	69.6	57.9	128.9	109.2
Other income (expense)	(0.1)	0.2	16.7	(0.3)
Income from continuing operations before income tax expense	156.9	119.6	285.2	189.8
Income tax expense	2.4	2.1	4.6	4.1
Income from continuing operations	154.5	117.5	280.6	185.7
Income from discontinued operations	-	-	-	0.4
Net income	154.5	117.5	280.6	186.1
Less: Net income attributable to noncontrolling interest	14.5	-	25.2	-
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$140.0	$117.5	$255.4	$186.1
Less: Allocations to General Partner	19.7	14.6	35.9	28.2
Net income allocable to Limited Partners	$120.3	$102.9	$219.5	$157.9
Weighted average Limited Partner units (millions)	118.2	116.1	118.1	115.6
Net income per Limited Partner unit (dollars)	$1.02	$0.88	$1.86	$1.37

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the second quarter of 2010 with the second quarter of 2009. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2010	2009	2010	2009
Liquids	$167.8	$104.8	$292.9	$193.2
Natural Gas	38.8	52.8	65.2	79.1
Marketing	1.3	6.4	7.2	17.7
Corporate	(1.2)	(1.2)	(1.2)	(2.1)
Adjusted operating income	$206.7	$162.8	$364.1	$287.9

Liquids – Second quarter adjusted operating income for the Liquids segment increased to $167.8 million. Adjusted operating income increased by $63.0 million, primarily driven by the following:

Additional operating revenues resulting from transportation rate increases that include:

•	Annual index rate increases on all three of our major systems that became effective on July 1, 2009;

•	North Dakota phase VI expansion that became effective January 1, 2010; and

•	Tolls on our Lakehead system associated with completion of our Alberta Clipper Project and cost of service true-ups associated with our Southern Access Stage 1 and 2 projects.

Higher delivery volumes for the second quarter of 2010 as compared to the same period in 2009 also contributed to additional revenue for the Liquids segment. The increase in delivery volumes is attributable to an increase in crude oil supplies from upstream production facilities in the Alberta Oil Sands transported on our Lakehead system, coupled with additional volumes transported on our North Dakota system associated with the recent completion of our phase VI expansion project.

Liquids Systems Deliveries	Three months ended June 30,		Six months ended June 30,
(thousand barrels per day)	2010	2009	2010	2009
Lakehead	1,742	1,606	1,683	1,612
Mid-Continent	204	238	205	239
North Dakota	167	109	163	109
Total	2,113	1,953	2,051	1,960

Partially offsetting the higher operating revenues are $6.7 million of increased power costs associated with the higher delivery volumes on the Lakehead and North Dakota systems, coupled with $6.0 million of additional operating and administrative costs resulting from higher workforce-related costs and property taxes associated with our expanded system. The new assets placed in service over the past year also resulted in $12.0 million of additional depreciation expense.

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $38.8 million for the three month period ended June 30, 2010, a decrease of $14.0 million from the $52.8 million of adjusted operating income for the same period in 2009. The decline is primarily the result of lower natural gas and NGL volumes on our systems associated with reduced production in the areas served by our Natural Gas assets. Operating costs decreased $2.9 million during the three month period ended June 30, 2010 as compared to the same period in 2009 primarily due to costs that are mostly variable with volumes and the continuing benefit from cost reduction initiatives implemented in 2009.

Natural Gas Throughput	Three months ended June 30,		Six months ended June 30,
(‘000 MMBtu per day)	2010	2009	2010	2009
East Texas	1,172	1,567	1,183	1,599
Anadarko	613	594	580	596
North Texas	359	388	353	398
Total	2,144	2,549	2,116	2,593

Marketing – The Marketing segment reported adjusted operating income of $1.3 million for the three month period ended June 30, 2010, a decrease of $5.1 million from the $6.4 million of adjusted operating income for the same period of 2009. The decline is attributable to a stable natural gas price environment which has limited opportunities to take advantage of differences in prices between receipt and delivery locations where natural gas is purchased and sold by the Marketing segment.

Partnership Financing – The Partnership issued 287,345 Class A common units in June 2010 at sales prices averaging $52.52 per unit for net proceeds of approximately $14.8 million under the terms of its equity distribution agreement, which allows the Partnership to issue and sell from time to time up to an aggregate value of $150 million of its Class A common units. In addition, 110,000 Class A common units at a sales price averaging $53.01 for net proceeds of approximately $5.7 million have been issued in July 2010 under the same program. Interest expense in the second quarter of 2010 increased by $11.7 million, to $69.6 million, primarily due to a $4.7 million reduction in capitalized interest coupled with an increase in our overall weighted average debt outstanding. Interest capitalized on construction work in progress totaled $0.8 million for the second quarter of 2010, which was $4.7 million lower due to the completion of the North Dakota phase VI expansion in January 2010 and the Alberta Clipper Project in April 2010.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $1.0275 per share payable August 13, 2010 to shareholders of record on August 5, 2010. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on August 3, 2010.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Monday July 26, 2010. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=63707&eventID=2667172

The audio portion of the presentation will be accessible by telephone at (866) 804-6923 (Passcode: 32942057) and can be replayed until October 26, 2010 by calling (888) 286-8010 (Passcode: 84505207). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles accepted in the United States.

Adjusted Earnings	Three months ended June 30,		Six months ended June 30,

(unaudited, dollars in millions except per unit amounts)	2010	2009	2010	2009

Net income	$154.5	$117.5	$280.6	$186.1
Expired joint tariff revenues	(2.1)	-	(6.9)	(13.8)
Noncash derivative fair value (gains) losses
-Liquids	(1.6)	-	(0.4)	-
-Natural Gas	(20.1)	3.0	(30.3)	13.0
-Marketing	3.9	(17.5)	4.3	(10.6)
-Corporate (1)	-	(2.4)	0.5	(3.3)
Net income attributable to noncontrolling interest	(14.5)	-	(25.2)	-

Adjusted net income (2)	120.1	100.6	222.6	171.4
Less: Allocations to General Partner	19.3	14.3	35.2	27.9

Adjusted net income allocable to Limited Partners	100.8	86.3	187.4	143.5
Weighted average units (millions)	118.2	116.1	118.1	115.6
Adjusted net income per Limited Partner unit (dollars)	$0.85	$0.74	$1.59	$1.24

(1)	Non-cash derivative fair value gains (losses) for the six month period ended June 30, 2009 consisted of realized non-cash derivative gains of $0.9 million from the settlement of interest rate swaps.
(2)	Adjusted net income includes $0.1 million and $0.3 million for the three and six month periods ended June 30, 2009 associated with the non-core natural gas pipeline assets sold in November 2009.

Liquids	Three months ended June 30,		Six months ended June 30,

(unaudited, dollars in millions)	2010	2009	2010	2009

Operating income	$171.5	$104.8	$300.2	$207.0
Expired joint tariff revenues	(2.1)	-	(6.9)	(13.8)
Noncash derivative fair value losses	(1.6)	-	(0.4)	-

Adjusted operating income	$167.8	$104.8	$292.9	$193.2

Natural Gas	Three months ended June 30,		Six months ended June 30,

(unaudited, dollars in millions)	2010	2009	2010	2009

Operating income	$58.9	$49.8	$95.5	$66.1
Noncash derivative fair value losses (gains)	(20.1)	3.0	(30.3)	13.0
Adjusted operating income	$38.8	$52.8	$65.2	$79.1

Marketing	Three months ended June 30,		Six months ended June 30,

(unaudited, dollars in millions)	2010	2009	2010	2009

Operating income	$(2.6)	$23.9	$2.9	$28.3
Noncash derivative fair value losses (gains)	3.9	(17.5)	4.3	(10.6)
Adjusted operating income	$1.3	$6.4	$7.2	$17.7

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unit holders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended June 30,		Six months ended June 30,

(unaudited, dollars in millions)	2010	2009	2010	2009

Net cash provided by operating activities	$156.8	$84.2	$365.4	$359.4
Expired joint tariff revenues	(2.1)	-	(6.9)	(13.8)
Changes in operating assets and liabilities, net of cash acquired	63.3	95.4	20.2	(25.8)
Interest expense**	69.6	60.3	128.4	111.6
Income tax expense	2.4	2.1	4.6	4.1
Settlement of interest rate swaps/treasury locks	-	-	13.2	0.7
Net income attributable to noncontrolling interest	(14.5)	-	(25.2)	-
Other	(5.8)	(8.9)	1.4	(14.9)
Adjusted EBITDA*	$269.7	$233.1	$501.1	$421.3

*

Adjusted EBITDA includes $4.0 million and $8.0 million for the three and six month periods ended June 30, 2009, respectively, associated with the non-core natural gas pipeline assets sold in November 2009.

**

For the six month period ended June 30, 2010, interest expense excludes unrealized mark-to-market net losses of $0.5 million associated with interest rate derivatives that do not qualify for hedge accounting. For both the three and six month periods ended June 30, 2009, interest expense excludes unrealized mark-to-market net gains of $2.4 million associated with interest rate derivatives that do not qualify for hedge accounting. Also, for the six month period ended June 30, 2009, interest expense excludes $0.9 million of realized non-cash derivative gains associated with the settlement of interest rate swaps.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Douglas Montgomery	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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